Exhibit 99.1

GLOBAL NET LEASE ANNOUNCES $497 million of acquisitions AND

1.5 MILLION SQUARE FEET OF LEASING during 2021

NEW YORK – January 7, 2022 – Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”) announced today that it acquired 25 properties for a total of $497 million during the year ended December 31, 2021, based on contract purchase price. Acquisitions consisted of 85% industrial assets1, were located in the United States, the United Kingdom, Canada, and the Netherlands, and had a weighted average cap rate2 of 8.9% and a weighted average remaining lease term of 17.2 years. The Company also announced that eleven leases with tenants were renewed or extended during 2021, totaling over 1.5 million square feet and adding approximately $96.0 million in net straight-line rent over the new weighted lease term.

“We are very pleased with GNL’s acquisition and leasing activity during the last year” said James Nelson, CEO of GNL. “Through substantial acquisitions in the US and abroad we added notable tenants, including Walmart, Schlumberger, Northern Trust and McLaren, to our portfolio on long-term leases and at favorable cap rates. We also continued our successful leasing initiative, signing eleven lease renewals/extensions that increased the weighted-average remaining lease term for these leases by five years, to 8.9 years at the time of signing. We are carrying this momentum into 2022 and are looking forward to continuing to build and manage our best-in-class portfolio.”

Acquisitions

During the fourth quarter, the Company acquired 19 properties for an aggregate contract purchase price of $170.8 million at a going-in cap rate3 of 6.7% and a weighted-average cap rate of 7.8% with an average remaining lease term of 16.6 years as of the closing dates, weighted based on square feet. For the year ended December 31, 2021, the Company acquired 25 properties for a contract purchase price of $497.2 million at a going-in cap rate of approximately 7.8% and a weighted-average cap rate of 8.9%.

Leasing

For the year ended December 31, 2021, the Company executed eleven renewal or extension leases totaling 1.5 million square feet. The leases extended the weighted average remaining lease term for these tenants to 8.9 years from 3.9 years at the time of signing. Total annualized straight-line-rent for these leases is $15.8 million as of the date each lease was executed.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

1.	Based on annualized straight-line rent as of the date each property was acquired
2.	Capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-line rental income that the property will generate under its existing lease. Capitalization rate is calculated by dividing the average annualized straight-line rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted average capitalization rate is based upon square feet.
3.	Going-in capitalization rate is a rate of return on a real estate investment property based on the expected, cash rental income that the property will generate under its existing lease during the first year of the lease. Going-in capitalization rate is calculated by dividing the cash rental income the property will generate during the first year of the lease (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted average going-in capitalization rate is based upon square feet of the date of acquisition.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global coronavirus pandemic, including actions taken to contain or treat the coronavirus, on the Company, the Company’s tenants and the global economy and financial markets as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed on February 26, 2021, and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investors and Media:

Email: investorrelations@globalnetlease.com Phone: (212) 415-6510